Exhibit 99.1

Emclaire Financial Corp. Announces Third Quarter and Year to Date 2008 Earnings

EMLENTON, Pa.--(BUSINESS WIRE)--October 20, 2008--Emclaire Financial Corp. (OTCBB: EMCF), the parent holding company of Farmers National Bank of Emlenton, reported consolidated net income of $716,000 or $0.56 per share for the three months ended September 30, 2008. Net income for the quarterly period decreased $39,000 or 5.1%, as compared to net income of $754,000 or $0.59 per share for the quarter ended September 30, 2007. The Corporation’s annualized return on average assets and equity were 0.83% and 11.36%, respectively.

Net income for the nine-month period ended September 30, 2008 was $1.8 million or $1.43 per share. Net income for the year to date period decreased $196,000 or 9.7%, as compared to net income of $2.0 million or $1.59 per share for the same period in the prior year. The Corporation’s annualized return on average assets and equity were 0.75% and 9.71%, respectively, for the current year to date period, as compared to 0.90% and 11.17%, respectively, for the same period in the prior year.

The decrease in net income for the quarter and year to date periods ended September 30, 2008, compared to the same periods in 2007, was primarily due to a decrease in net gains on securities available for sale. The Corporation realized security losses of $275,000 and $116,000 at June 30, 2008 and September 30, 2008, respectively. Management determined that two marketable equity securities were impaired. The impairment of these financial industry securities were considered to be other than temporary due to recent developments in the financial conditions and near-term prospects of the issuers, a downturn of economic conditions of the industry and deteriorating book values of the securities. At June 30, 2008, these securities were written down to their current fair value. After further deterioration, these same securities were again written down to their current fair value at September 30, 2008. In addition, during the nine month period ended September 30, 2007, the Corporation realized $166,000 in gains from the sale of a community bank stock investment as a result of that bank’s merger with a larger financial institution. Management does not consider security gain and loss activity as core income when evaluating operating results.

Also contributing to the decrease in net income for the quarter and year to date periods ended September 30, 2008, compared to the same periods in 2007, were increases in compensation and benefits expense, premises and equipment expense and the provision for loan losses. Partially offsetting the decrease in net income were an increase in net interest income and a decrease in the provision for income taxes. Also partially offsetting the decrease in net income for the year to date period was a decrease in other noninterest expense due to a decrease in professional fees as 2007 included increased costs for compliance and operations.

The increase in compensation and benefits expense was primarily due to normal salary and wage increases and the addition of staff to operate the new Grove City, Pennsylvania office which opened in April 2008. The increase in premises and equipment expense was also primarily related to the addition of the Grove City office. The increases in net interest income and the provision for loan losses were results of growth in the loan portfolio, particularly with respect to commercial loans.

During the nine-month period ended September 30, 2008, total assets increased $45.2 million or 14.5% to $356.9 million at September 30, 2008, from $311.7 million at December 31, 2007. Cash and equivalents, securities and loans receivable increased $17.1 million, $5.9 million and $21.2 million, respectively, between year-end 2007 and September 30, 2008, funded by increases in customer deposits and borrowed funds of $34.1 million and $7.9 million, respectively. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity of $25.4 million or 7.1% of total assets. At September 30, 2008, book value per share was $20.02.

On October 17, 2008, the Corporation completed a merger conversion with Elk County Savings and Loan Association in Ridgway, Pennsylvania. In connection with this transaction, the Corporation added approximately $7.4 million, $6.2 million, and $4.5 million, respectively, in loans, deposits and equity.

Emclaire Financial Corp. is the parent company of Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating twelve full service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation’s common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol “EMCF”. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

	Three month period		Nine month period
	ended September 30,		ended September 30,
	2008	2007	2008	2007

Interest income	$4,847	$4,535	$13,931	$13,263
Interest expense	2,117	1,939	6,094	5,860
Net interest income	2,730	2,596	7,837	7,403
Provision for loan losses	140	45	285	120
Noninterest income	620	696	1,777	2,198
Noninterest expense	2,296	2,255	7,003	6,900
Net income before provision for income taxes
	914	992	2,326	2,581
Provision for income taxes	198	238	510	569
Net income	$716	$754	$1,816	$2,012

Net income per share	$0.56	$0.59	$1.43	$1.59
Dividends per share	$0.32	$0.29	$0.96	$0.87

Return on average assets (1)	0.83%	1.00%	0.75%	0.90%
Return on average equity (1)	11.36%	12.35%	9.71%	11.17%
Yield on average interest-earning assets	6.08%	6.64%	6.24%	6.54%
Cost of average interest-bearing liabilities	3.16%	3.43%	3.26%	3.46%
Net interest margin	3.48%	3.87%	3.57%	3.72%

(1) Returns are annualized for the three and nine month periods ended September 30, 2008 and 2007.
CONSOLIDATED FINANCIAL CONDITION DATA:

	As of	As of
	9/30/2008	12/31/2007

Total assets	$356,908	$311,720
Cash and equivalents	27,553	10,483
Securities	57,798	51,919
Loans	251,043	229,819
Deposits	278,351	244,262
Borrowed funds	48,260	40,400
Stockholders' equity	25,379	24,703

Book value per share	$20.02	$19.48

Net loans to deposits	90.19%	94.09%
Allowance for loan losses to total loans	0.93%	0.93%
Earning assets to total assets	94.07%	93.13%
Stockholders' equity to total assets	7.11%	7.92%
Shares of common stock outstanding	1,267,835	1,267,835

CONTACT:
Emclaire Financial Corp.
David L. Cox
Chairman of the Board, President and
Chief Executive Officer
or
William C. Marsh
Chief Financial Officer and Treasurer
Phone: 724-867-2311